SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009 (September 15, 2009)

SIRIUS XM RADIO INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34295	52-1700207
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1221 Avenue of the Americas, 36th Fl., New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 584-5100

            Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

          On September 15, 2009, we received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that the bid price of our common stock for the last thirty consecutive business days had closed below the minimum $1.00 per share required for continued listing under Nasdaq Marketplace Rule 5450(a)(1). This notification was expected, given the reinstitution of such Nasdaq Marketplace Rule on August 3, 2009, and has no effect on the listing of our common stock at this time.

          Nasdaq stated in its letter that, in accordance with Marketplace Rule 5810(c)(3)(A), we have been provided an initial period of 180 calendar days, or until March 15, 2010, to regain compliance with the minimum bid requirement. The letter also states that if at any time before March 15, 2010, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq staff will provide written notification that we have achieved compliance with the minimum bid requirement.

          We intend to maintain the listing of our common stock on Nasdaq, and we will consider available options if our common stock does not trade at a level likely to result in compliance with Nasdaq’s minimum bid price requirement by March 15, 2010. In May 2009, our stockholders approved an amendment to our certificate of incorporation to effect a reverse stock split at a ratio of not less than one-for-ten and not more than one-for-fifty. Our board of directors has authority to select an exchange ratio within the approved range at any time prior to June 30, 2010. Our board of directors intends to effect the reverse stock split only if it determines the reverse split to be in the best interests of our stockholders. Such a reverse split would put us in compliance with the Nasdaq bid price requirement.

Item 9.01	Financial Statements and Exhibits

          (a) Not Applicable.

          (b) Not Applicable.

          (c) Not Applicable.

          (d) Exhibits.

          The Exhibit Index attached hereto is incorporated herein.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly

Patrick L. Donnelly
Executive Vice President, General
Counsel and Secretary

Dated: September 17, 2009

EXHIBITS

Exhibit	Description of Exhibit

99.1	Press release dated September 17, 2009
99.2	Letter, dated September 15, 2009, from The Nasdaq Stock Market to Patrick L. Donnelly of Sirius XM Radio Inc.